Exhibit 10.15

Franklin Wireless Corp.

OC Kim Options Agreement

THIS OPTIONS AGREEMENT is entered into as of the 8th day of May, 2025, (the "Effective Date") by and between Franklin Wireless Corp., a Nevada corporation (the "Company") and OC Kim (“Kim”), with reference to the following facts:

R E C I T A L S:

A.	Mr. Kim is the Chief Executive Officer and a member of the Board of Directors of the Company;

B.	By resolution dated December 28, 2021, the Board of Directors of the company awarded Kim Stock Options for 200,000 shares of Company Stock (the “Options”);

C.	By resolution dated April 7, 2025, the Board of Directors of the company offered to repurchase Mr. Kim’s 200,000 vested options for an amount of $746,066.67.

NOW, THEREFORE, in consideration of the mutual covenants, warranties and representations contained herein, the parties hereby agree as follows:

1. OC Kim’s vested Options. OC Kim’s vested options will be repurchased by the Company and this payment to Mr. Kim will be made on May 15, 2025.

2. Representations and Warranties. The Company and Kim hereby represent and warrant to each other as follows:

(a) Recitals. The Recitals in this Agreement are true and correct in all respects.

(b) Power, Authorization, and Enforceability. Each party has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement has been duly executed and delivered by both parties and is the legal, valid, and binding obligation of each party, enforceable against them in accordance with its terms.

(c) Violation of Agreements. The consummation of the transactions contemplated by this Agreement, and the performance of the provisions hereof, will not result in any material breach or constitute a material default under any instrument, agreement, or arrangement to which Kim or the Company is a party or may be bound or by which they may be affected.

3. General

3.1 Entire Agreement. This Agreement, and all exhibits hereto, along with any other documents or agreements expressly referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all previous agreements between the parties with respect to the subject matter hereof. There are no agreements, representations or warranties between or among the parties other than those set forth in this Agreement or in the documents or agreements referred to herein.

3.2 Amendments. No amendment, modification, or supplement to this Agreement shall be binding on any of the parties unless it is in writing and signed by the parties in interest at the time of the modification.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of fully executed signature pages to this Agreement (in counterparts or otherwise) by electronic transmission in portable document format (PDF) or similar format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Franklin Wireless Corp.

By:	/s/ Johnathan Chee
Johnathan Chee, Chairman

/s/ OC Kim
OC Kim

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